Exhibit 10.26
Master Consulting Agreement
THIS MASTER CONSULTING AGREEMENT (“Agreement”) made this 6th day of October, 2006 (the “Effective Date”), which agreement supersedes all prior agreements between the parties hereto, is between enherent Corp., a Delaware corporation, having its principal place of business at 192 Lexington Avenue, New York, New York 10016, (hereinafter referred to as the “Company”), and The Wedgewood Group, LLC, a Connecticut corporation, having a place of business at 43 Sequin Street, Newington, CT 06111 (hereinafter referred to as the “Consulting Firm”).
1.	Agency

Consulting Firm shall provide services as set forth in the Task Order attached hereto as Exhibit A to Company.

2.	Contract Price and Invoicing

2.1	Company shall pay Consulting Firm a fee as set forth in said Task Order or any other rate to which the parties from time to time agree in writing.

2.2	Consulting Firm shall submit monthly invoices on the last day of each month on its own letterhead or form for services performed by its employees, agents, or subcontractors (hereinafter collectively referred to as “Consultants”). Consulting Firm shall submit Client’s signed time sheets on a weekly basis with such invoices as a prerequisite for payment of invoice. Payment for services and reimbursement for expenses shall be made thirty (30) days following receipt and processing of invoices, provided that they are properly submitted by Consulting Firm in a prompt and timely manner. In the event Consulting Firm fails to invoice Company for any charges for a period of ninety (90) days after the expiration of the applicable billing period, then Company shall not be obligated to pay the charges attributable to Consulting Firm’s failure to invoice within said ninety (90) day period.

2.3	Consulting Firm will be responsible for its Consultants’ travel and business expenses.

3.	Independent Contractor Status

3.1	Consulting Firm represents that neither it nor its Consultants are employees of Company or Client and they are not entitled to any fringe benefits or employment rights from Company or Client. Consulting Firm alone shall be responsible for any of its Consultants’ fringe benefits including, but not limited to, vacation, sick leave and holidays, health liability insurance, and for paying any payroll-related taxes or contributions required by law.

3.2	Consulting Firm represents that its Consultants have the necessary expertise to do the tasks as listed in the Task Order(s) and that, therefore, they do not need to be trained or supervised by Company or its representatives. Neither Consulting Firm nor its Consultants has the right or ability to bind Company to any obligations with a third party without Company’s express written permission.

3.3	Consulting Firm reserves the right to provide services through other brokers or directly to other clients simultaneously with this Agreement, providing such services are not in conflict with Paragraph 8 hereinafter.

4.	Liability

4.1	Consulting Firm alone has the responsibility and shall withhold from its employees’ salaries or pay, as the case may be, and, as required by law, all contributions and taxes for all applicable federal, state, and local employment taxes, social security, disability, workers’ compensation, unemployment, disability benefits, and the like.

4.2	In the event that the Internal Revenue Service, or any state or local government agency or any other applicable entity, determines that any Consultant of Consulting Firm is an employee of Company or Client for the purpose of any tax liability, or liability for any other statutory payment, Consulting Firm agrees to indemnify Company and its officers and directors from any liability arising thereon and releases them from all liabilities, costs, and expenses (including, but not limited to, attorneys’ fees) associated with the defense of such claim(s).

5.	Consulting Firm’s Representations

5.1	Consulting Firm represents and warrants that its Consultants have the expertise to provide services hereunder required for completion of the project without supervision and in accordance with the standards of good professional practice. Company will not be responsible for determining the manner and means in which to carry out the tasks hereunder.

5.2	Consulting Firm further represents and warrants that it and its Consultants are under no restriction, contractually or otherwise, to any present or former broker, client, employer, associate, partnership, corporation, business entity, or person which would prevent or restrict them in any manner whatsoever from performing under this Agreement.

6.	Term and Termination

6.1	The term of this Agreement is for one (1) year, commencing on the Effective Date reflected above. The end of such term shall be the “Expiration Date”. Each Task Order shall be for the period set forth therein.

6.2	Task Order(s) and this Agreement, where applicable, may not be terminated by either party except as provided herein:
A.	Company may terminate for cause or for any reason whatsoever, including but not limited to convenience, cause or for violation by Consulting Firm or its Consultants of Paragraphs 8, 9, or 10;

B.	Consulting Firm may terminate if Company fails or refuses to pay invoices rendered by Consulting Firm providing that such invoices are due and payable under the terms of this Agreement and further providing Consulting Firm has given written notice to Company of failure to pay and Company does not remedy same within a reasonable period of time.
6.3	In the event that a Task Order has a term that exceeds the Expiration Date of this Agreement, the parties agree that the terms and conditions of this Agreement shall continue to control the relationship of the parties until such time as all services under the applicable Task Order have been completed or the Task Order has been terminated in accordance with the terms of this Agreement.

7.	Restrictive Covenant

7.1	Consulting Firm agrees during the term of this Agreement, or any extension thereof, and for a period of one (1) year thereafter, that neither it nor any of its Consultants will directly or indirectly, or in any capacity, compete or attempt to compete with Company, any parent, subsidiary, or affiliate of Company, or any corporation merged into or merged or consolidated with Company, to provide computer programming or data processing services (a) by soliciting clients or (b) by soliciting any project work at a client which was either being solicited by, or which was under contract to, Company during the term of this Agreement (or any extension thereof) or by performing or causing to be performed in any capacity including, but not limited to, that as an employee, any project work which was either being solicited by or which was under contract to Company during the term of this Agreement (or any extension thereof) or (c) by inducing any personnel of Company to engage in activities prohibited under this Paragraph or by employing any such personnel for the purpose of engaging in such activities. The provisions of this Paragraph shall be construed as an agreement independent of any other provision contained herein and shall be enforceable in both law and equity, including by temporary or permanent restraining orders, notwithstanding the existence of any claim or cause of action by Consulting Firm or any of its consultants against Company, whether predicated on this Agreement or otherwise.

7.2	In the event that the scope or enforceability of this Paragraph is found by a judge or other trier of fact to be too broad, it may be modified and enforced to the extent deemed reasonable under the circumstances existing at that time.

7.3	This Paragraph shall survive termination of this Agreement.

8.	Ownership

8.1	Except as otherwise noted, Client will own all technical notes, programs, specifications, documentation, and other information, tangible and intangible property, and work products prepared in connection with performance of this Agreement or required to be delivered and/or purchased and/or created under this Agreement. Consulting Firm hereby releases to Company any right, title, and interest that it might have to any work product, tangible or intangible, produced for Company during the term of this Agreement. At project completion, Consulting Firm will promptly deliver, or cause its Consultants to deliver, to Company all tangible properties and work products produced, purchased, created, or which contributed to the tasks performed hereunder.

8.2	Title to all material and documentation including, but not limited to, system specifications furnished by Company, shall remain the property of Company and whenever such material is delivered by Company into the possession of Consulting Firm or its Consultants, it shall return the same, or cause its Consultants to return same, to Company forthwith at Company’s request or upon termination of this Agreement.

8.3	This Paragraph shall survive termination of the Agreement.

8.4	Consulting Firm agrees to sign any consents, licenses, or other documents reasonably necessary to accomplish such assignment.

9.	Confidential Information

9.1	Consulting Firm agrees that the following constitutes confidential information or trade secrets and agrees not to disclose same to anyone during the term of this Agreement or thereafter:
A.	Nonpublic information acquired during the performance of this Agreement;

B.	The finances, business affairs, and circumstances of Company or Company; and

C.	All information and data relating to the work project hereunder and its operation.
9.2	Consulting Firm and Consulting Firm Employee agree not to discuss or divulge any matters pertaining to the business terms of this Agreement including but not limited to the Rate paid or payable hereunder to Consulting Firm.

9.3	This Paragraph shall survive termination of this Agreement.

10.	Remedies

10.1	Consulting Firm acknowledges that compliance with Paragraphs 8, 9, and 10, are necessary to protect the business and good will of Company and that a breach of those sections will irreparably and continually damage Company for which money damages may not be adequate.

10.2	Consequently, Consulting Firm agrees that in the event of a breach or threatened breach of these covenants by Consulting Firm or its Consultants, Company shall be entitled to both (a) a preliminary or permanent injunction in order to prevent the continuation of such harm and (b) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

11.	Waiver or Breach

If either party breaches or fails to comply with any term of this Agreement, and the other party elects to waive same, such waiver shall not be construed as a waiver of future breaches or failures to comply.

12.	Entire Agreement

This document contains the entire agreement of the parties’ relationship to the subject matter hereof. No waiver, change, or modification of any of the terms hereof or extension of discharge of this Agreement shall be binding on Company unless in writing, signed by an authorized person of Company.

13.	Law of New York

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflict of law principles. The parties agree to submit to the exclusive jurisdiction of the state and federal courts of New York with respect to disputes between the parties arising under or related to this Agreement.

14.	Severability

If any of the provisions of this Agreement shall be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid and shall be construed as if not containing the particular invalid, illegal, or unenforceable provision(s), and the rights and obligations of each party shall be construed and enforced accordingly.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

enherent Corp.		The Wedgewood Group, LLC

By:	/s/ Pamela Fredette	By:	/s/ Roger DiPiano

Name:	Pamela Fredette	Name:	Roger DiPiano

Title:	Chairman, Chief Executive Officer and President	Title:	President

Date:	October 6, 2006	Date:	October 6, 2006

EXHIBIT A — TASK ORDER
1.	Client: enherent Corp.

2.	Consulting Firm Employee: Roger DiPiano

3.	Start Date: October 9, 2006

4.	Period:* Through April 8, 2007

5.	Rate: $1,000.00 (One Thousand Dollars) per day

6.	Overtime Rate: Not Applicable

7.	Special Conditions: Consulting Firm’s Employee will perform consulting services as requested by Company’s CEO.
* This Task Order shall, subject to the terms and conditions in the Agreement, be for a maximum period of six (6) months and shall be automatically renewed for a like period(s) unless terminated by either party. However, in no event will this Task Order be extended beyond the term as set forth in the Agreement, unless otherwise agreed to in writing between the parties. In addition, the parties specifically agree that the rate as set forth above will remain in effect for a minimum period of one (1) year from the date services started under this Task Order issued pursuant to the Agreement. This provision will survive the expiration of any Task Order and will continue for the duration of the Agreement.
This Task Order has been duly signed by Company and Consulting Firm on the respective dates indicated below.

enherent Corp.		The Wedgewood Group, LLC

By:	/s/ Pamela Fredette	By:	/s/ Roger DiPiano

Name:	Pamela Fredette	Name:	Roger DiPiano

Title:	Chairman, Chief Executive Officer and President	Title:	President

Date:	October 6, 2006	Date:	October 6, 2006